Exhibit 99.1

NEWS RELEASE For Further Information Contact:	FOR IMMEDIATE RELEASE
Jack Weinstein Chief Financial Officer Catalyst Pharmaceutical Partners, Inc. (201) 934-4201 jweinstein@catalystpharma.com	Melody Carey Co-President Rx Communications (917) 322-2571 mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS

ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

CORAL GABLES, FL, May 16, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced its financial results for the three month period ended March 31, 2011. The Company reported a net loss of $1,517,136, or $0.08 per basic and diluted share, compared to a net loss of $1,045,043, or $0.06 per basic and diluted share, for the same period in 2010.

Research and development expenses for the first quarter of 2011 were $903,953, compared to $439,587 in the first quarter of 2010. The increase is the result of increased non-clinical studies and clinical trial activity in the first quarter of 2011 as compared to the prior year related to the on-going non-clinical studies for CPP-115 and the U.S. Phase II(b) clinical trial for CPP-109 for the treatment of cocaine addiction. The Company expects that research and development expenses will increase during the balance of 2011 as compared to 2010 as the Company continues to conduct non-clinical studies for CPP-115, files an IND for CPP-115 and initiates and hopefully completes a Phase I human safety study for CPP-115 while continuing to conduct its U.S. Phase II(b) cocaine trial. General and administrative expenses for the first quarter of 2011 totaled $615,297, compared to $610,825 in the first quarter of 2010.

As a development stage pharmaceutical company, Catalyst had no revenues in either the first quarter of 2011 or the first quarter of 2010.

At March 31, 2011, the Company had cash and cash equivalents of $6.9 million and no debt. The Company believes that its existing cash and cash equivalents will be sufficient to fund the Company’s ongoing and previously announced CPP-109 and CPP-115 research and development activities and to continue its operations through at least the third quarter of 2012 without the need for additional funding.

First Quarter Accomplishments

•	Raised $2.5 million in gross proceeds through the sale of common stock to institutional investors at the then market price of $1.12 per share without the issuance of investor warrants.
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Presented the company’s development plans for CPP-109 and CPP-115 at four conferences, the Biotech Showcase 2011, the Roth 23rd Annual OC Growth Stock Conference, the Antiepileptic Drug Trials XI Conference and the Association for Research in Vision and Ophthalmology (ARVO) 2011 Conference.

•	Commencement of a CPP-109 Investigator-Sponsored Study in 60 Cocaine and Alcohol Dependent Patients at the University of Pennsylvania.
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Commenced enrollment in Catalyst’s 200 patient, 12 site Phase II(b) double-blind, placebo-controlled trial evaluating CPP-109 for the treatment of cocaine dependence. Catalyst expects to complete enrollment by the end of 2011 and report top-line results in the third quarter of 2012.

•	Promoted Steven R. Miller, Ph.D., Catalyst’s Chief Scientific Officer to the additional position of Chief Operating Officer.

Significant Recent and Upcoming Events

•	Completed all of the necessary CPP-115 non-clinical studies required to file an IND.
•	Expect to file an IND for CPP-115 and then commence a Phase I safety study in humans during the third quarter of 2011.

“Once again, we were able to count on our existing institutional investors to participate in our latest equity financing on terms that were extremely attractive to Catalyst. This financing, completed in March, provides the necessary cash to support our operations through at least the third quarter of 2012 and the announcement of top-line results for our CPP-109 Phase II(b) cocaine trial and a CPP-115 Phase I human safety study,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “In addition, we are very pleased with the enrollment progress in the Phase II(b) cocaine trial and we will soon file an IND for CPP-115 and hope to move CPP-115 into the clinic in the third quarter of 2011. Finally, our partnering discussions continue to be active and encouraging and we hope to meet our goal of finding one or more partners for our product candidates by the end of this year.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (specifically complex partial seizures and infantile spasms) and for use in the reduction or elimination of addictive liability in the treatment of pain. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,
	2011	2010
Revenues	$—	$—
Operating costs and expenses:
Research and development	903,953	439,587
General and administrative	615,297	610,825

Total operating costs and expenses	1,519,250	1,050,412

Loss from operations	(1,519,250)	(1,050,412)
Interest income	2,114	5,369

Loss before income taxes	(1,517,136)	(1,045,043)
Provision for income taxes	—	—

Net loss	$(1,517,136)	$(1,045,043)

Net loss per share – basic and diluted	$(0.08)	$(0.06)

Weighted average shares outstanding – basic and diluted	19,922,057	18,043,385

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,872,673	$5,475,158
Government grant receivable	—	134,025
Prepaid expenses	227,956	166,221

Total current assets	7,100,629	5,775,404
Property and equipment, net	44,963	45,573
Deposits	10,511	10,511

Total assets	$7,156,103	$5,831,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$425,419	$105,933
Accrued expenses and other liabilities	436,930	193,028

Total current liabilities	862,349	298,961
Accrued expenses and other liabilities, non-current	10,726	14,748

Total liabilities	873,075	313,709

Total stockholders’ equity	6,283,028	5,517,779

Total liabilities and stockholders’ equity	$7,156,103	$5,831,488

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